Tidal Trust II N-14

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Tidal Trust II and to the use of our report dated January 29, 2026 on the financial statements and financial highlights of Sound Equity Dividend Income ETF and Sound Enhanced Fixed Income ETF, each a series of shares of Tidal Trust I. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 15, 2026